Exhibit-12





                    LACLEDE GAS COMPANY AND SUBSIDIARY COMPANIES

           SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
           -------------------------------------------------------------


                                        Fiscal Year Ended September 30,
                                  ----------------------------------------
                                  2000     1999     1998     1997     1996
                                  ----     ----     ----     ----     ----
                                            (Thousands of Dollars)

Income before interest
 charges and income taxes      $64,077  $61,016  $64,603  $69,908  $69,168

Add: One third of applicable
       rentals charged to
       operating expense
      (which approximates the
       interest factor)            310      301      297      294      291
                               -------------------------------------------
        Total Earnings         $64,387  $61,317  $64,900  $70,202  $69,459
                               ===========================================

Interest on long-term debt     $15,164  $13,966  $14,797  $14,169  $13,939
Other interest                   8,844    6,627    6,473    4,919    4,008

One-third of applicable rentals
  charged to operating expense
  (which approximates the
  interest factor)                 310      301      297      294      291
                               -------------------------------------------
   Total Fixed Charges         $24,318  $20,894  $21,567  $19,382  $18,238
                               ===========================================

Ratio of Earnings to
  Fixed Charges                   2.65     2.93     3.01     3.62     3.81




















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